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                                  EXHIBIT 11.1
                         MDL INFORMATION SYSTEMS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE


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                                                                         THREE MONTHS ENDED JUNE 30,
                                                                    -------------------------------------
                                                                        1996                     1995
                                                                    ------------             ------------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income                                                             $1,732                   $1,059
                                                                       ======                   ======
Weighted average number of common shares
   outstanding                                                          8,586                    8,233

Assuming exercise of stock options reduced by the
   number of shares which could have been purchased
   with the proceeds from exercise of such options                      1,048                      702
                                                                       ------                   ------
Shares used in computing net income per
   common share                                                         9,634                    8,935
                                                                       ======                   ======
Net income per common share                                             $0.18                    $0.12
                                                                       ======                   ======
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